SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    August 5, 2002

Commission File No. 001-12392

NDCHealth Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	58-0977458
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

NDC Plaza, Atlanta, Georgia	30329-2010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 728-2000

None
(Former name or former address, if changed since last report.)

ITEM 9.    REGULATION FD DISCLOSURE

We currently have $143.8 million of Convertible Subordinated Notes outstanding that will mature on November 1, 2003. The notes bear interest at 5% per annum and are convertible into approximately 4,140,000 shares of common stock at $34.72 per share at any time prior to maturity. We believe that we have the ability to replace these notes when necessary and continue to evaluate several options including either, or a combination of issuing new convertible notes or other equity linked securities, or issuing senior debt.

We continue to monitor the capital markets. The actual effect of any refinancing will depend upon the refinancing option that we select, the timing of the refinancing and the rate that we must pay at that time. Should we refinance the notes in fiscal year 2003, we currently estimate that diluted earnings per share would be negatively impacted by approximately $0.00 to $0.04 in fiscal year 2003, plus a one-time charge relating to extinguishment of debt of approximately $0.02 to $0.03 per diluted share.

We obtained, during the fourth quarter of 2002, a new credit facility providing a $150 million unsecured revolving line of credit. This new credit facility has a variable interest rate based on market rates and has a three-year term. The credit agreement contains certain financial and non-financial covenants customary for financings of this nature. As of May 31, 2002, we were in compliance with all covenants. Under the credit agreement, we do not need to refinance our obligations under our Convertible Subordinated Notes (discussed above) prior to May 1, 2003. If we have not done so by May 1, 2003, the credit facility will expire on May 1, 2003.

As previously reported in our Current Report on Form 8-K dated July 24, 2002, the valuation of our investment in MedUnite is dependent upon this early stage venture’s execution of its business strategy and the steps that it takes in the execution of that strategy.

As a provider of physician software, our objective in our alliance with MedUnite is to provide additional application capabilities for our physician customers which in turn generates additional revenues for NDCHealth. In fiscal year 2002, MedUnite related transaction volume increased 55% over the prior year and revenue related to MedUnite approximately doubled to $8 million from the prior year. We currently expect MedUnite related revenue in fiscal year 2003 to be approximately $11-$12 million. Strategically, we see physician connectivity and access to physician data as a component in our integrated solution sets.

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MedUnite is assessing a recapitalization plan. We understand that the proposed schedule for this recapitalization calls for MedUnite to evaluate proposals beginning in late August and for the process to be concluded by October. We may have further insight into the recapitalized structure and valuation of MedUnite prior to the conclusion of the recapitalization. We will evaluate the progress of MedUnite’s recapitalization plans as they become available to us and will utilize the most up-to-date information as we continue to assess the valuation of our investment in MedUnite. At this time, we do not intend to increase our ownership percentage in MedUnite.

When used in this report and the exhibits hereto, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions and statements that are necessarily dependent on future events are intended to identify forward-looking statements concerning the Company’s business operations, economic performance and financial condition. These include, but are not limited to, statements regarding the Company’s business strategy and means to implement the strategy, the Company’s objectives, future capital expenditures, and sources and cost of future financing. For such statements, the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 is applicable and invoked. Such statements are based on a number of assumptions, estimates, projections or plans that are inherently subject to significant risks, uncertainties and contingencies that are subject to change. Actual revenues, revenue growth and margins will be dependent upon all such factors and results subject to risks including those related to the performance of our various investments and alliances, the implementation of changes by the Company, the failure to implement changes, customer acceptance of such changes or lack of change and the availability and cost of necessary financing. Actual results of events could differ materially from those anticipated in the Company’s forward-looking statements as a result of a variety of factors, including: (a) those set forth in the Company’s Annual Report on Form 10-K for the period ended May 31, 2001 which are incorporated herein by this reference; (b) those set forth elsewhere herein; (c) those set forth from time to time in the Company’s press releases and reports and other filings made with the Securities and Exchange Commission; and (d) those set forth from time to time in the Company’s analyst calls and discussions. In addition, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of the September 11, 2001 or any future terrorist attacks on the United States. The Company cautions that such factors are not exclusive. Consequently, all of the forward-looking statements made herein are qualified by these cautionary statements and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update forward-looking or other statements or to publicly release the results of any revisions of such forward-looking statements that may be made to reflect events or circumstances after the date hereof, or thereof, as the case may be, or to reflect the occurrence of unanticipated events.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NDCHealth Corporation
(Registrant)

By:	/S/ DAVID H. SHENK
David H. Shenk Vice President & Corporate Controller (Chief Accounting Officer)

Date:    August 5, 2002

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